Exhibit (a)(22)

                           SCUDDER VALUE SERIES, INC.

                              ARTICLES OF AMENDMENT
             CHANGING NAME OF CLASS PURSUANT TO SECTION 2-605(a)(2)


         Scudder Value Series, Inc., a Maryland corporation (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Charter of the Corporation is hereby amended to provide that the eighty million (80,000,000) shares classified as Scudder Large Cap Value Fund Class I shares shall be redesignated as Scudder Large Cap Value Fund Class Institutional Class shares.

         SECOND: The relative preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption of the series of capital stock redesignated pursuant to Article FIRST of these Articles of Amendment are not changed by these Articles of Amendment.

         THIRD: The Board of Directors of the Corporation, by, acting at a meeting duly called and held on July 21, 2004, adopted a resolution amending the Charter of the Corporation as described above. Article FIRST of these Articles of Amendment is limited to a change expressly authorized by Section 2-605(a)(2) of the Maryland General Corporation Law to be made without action by the stockholders, and the Corporation is an open-end investment company under the Investment Company Act of 1940, as amended.

         FOURTH: These Articles of Amendment shall become effective on August 13, 2004.


                         [signatures begin on next page]

         IN WITNESS WHEREOF, Scudder Value Series, Inc. has caused these Articles to be signed and acknowledged in its name and on its behalf by its Secretary and attested to by its President on this 13th day of August, 2004; and its Secretary acknowledges that these Articles are the act of Scudder Value Series, Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.



ATTEST:                                              SCUDDER VALUE SERIES, INC.



/s/Brenda Lyons                                      /s/John Millette
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Brenda Lyons                                         John Millette
President                                            Secretary